FORM 8 - A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934





                        Advanced Marketing Services, Inc.
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             (Exact name of registrant as specified in its charter)




                Delaware                                      95-376-8341-9
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(State of incorporation or organization)                    (I.R.S. Employer
                                                           Identification No.)




5800 Oberlin Drive, San Diego, California                   92121-9653
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(Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class           Name of each exchange on which
            To be so registered           Each class is to be registered
            -------------------           ------------------------------

      Common Stock, $0.001 Par Value      New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


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                                (Title of Class)

ITEM 1      DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The capital stock of Advanced Marketing Services, Inc., a Delaware corporation (the "Company"), to be registered on the New York Stock Exchange, Inc. is the Company's Common Stock, par value of $0.001 per share. The Company is authorized to issue 100,000,000 shares of Common Stock. The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The holders of Common Stock are entitled to share pro-rata in dividends declared by the Board of Directors from funds legally available therefor. In the event of liquidation, holders of Common Stock are entitled to share pro-rata in the net assets of the Company available for distribution. The outstanding shares of Common Stock are fully paid and nonassessable.

Certain provisions of the Company's Certificate of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's Board of Directors. These provisions:
(1) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which serve for three years, with one class being elected each year, (2) provide that Directors may be removed for cause with the vote of the holders of a majority of the then outstanding shares entitled to vote or other than for cause with the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class (an "80% Stockholders Vote"), and provide that any vacancy on the Board shall be filled by the remaining Directors then in office, (3) provide that the size of the Board shall be established from time to time by the Board, (4) provide that advance notice of stockholder nominations of candidates for elections of Directors and stockholder proposals be given in accordance with specified procedures, (5) require that stockholder action may be taken only at annual or special meeting of stockholders, and not by written consent, (6) provide that special meetings of the stockholders may be called only by a majority of the Board of Directors, and (7) require an 80% Stockholders Vote to alter, amend or repeal the Bylaws or the foregoing provisions of the Certificate of Incorporation.

ITEM 2      EXHIBITS

Copies of the Company's Certificate of Incorporation, as amended to date, and current By-laws have been provided to the New York Stock Exchange.

                                   SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    ADVANCED MARKETING SERVICES, INC.



                                    By /s/ Michael M. Nicita
                                       --------------------------------
                                       Michael M. Nicita, President and
                                       Chief Executive Officer



Dated:  October 30, 2000